Exhibit 99.1
AMERICAN GREETINGS ANNOUNCES SOLID SECOND QUARTER EARNINGS
•	Domestic business units contributing to second quarter earnings

•	Company repurchases 2 million additional shares and declares 8 cent dividend
CLEVELAND (September 29, 2005) — American Greetings Corporation (NYSE: AM) today announced its second quarter results for the fiscal quarter ended August 31, 2005, reported that it had repurchased an incremental 2 million shares and announced an 8 cent per share cash dividend.
Second Quarter Results
For the second quarter of fiscal 2006, the Company reported net sales of $387.6 million, pretax income of $8.3 million and net income of $3.2 million or 5 cents per share (all per-share amounts assume dilution).
These results compare to net sales of $392.1 million, pretax income of $9.6 million and income from continuing operations of $5.9 million or 9 cents per share for the second quarter of fiscal 2005.
Contributing to the Company’s second quarter, greeting card performance increased slightly more than 3% versus the prior year’s second quarter with the domestic business responsible for the improvement. The online portion of the interactive business continued to grow, driving a more than $2 million pretax earnings improvement over the prior period. Somewhat offsetting these improvements in performance during the second quarter was weakness within the international operations.
Financing Activities
The Company purchased 2.0 million shares of common stock for $51.0 million during the second quarter of 2006 under its previously announced $200 million share repurchase program. The second quarter repurchases bring the year-to-date purchases to 3.9 million shares of common stock for $96.5 million. Share repurchases during the second quarter, net of lost interest income during the year, will add approximately 3 cents to the Company’s full year estimate.
The Company’s Board of Directors authorized a cash dividend of 8 cents per share to be paid on October 31, 2005 to shareholders of record at the close of business on October 19, 2005.

Management Comments and Outlook
Chief Executive Officer Zev Weiss said, “I am pleased with our performance in the first half of the year. Our core greeting card business has improved, especially domestically. We will continue to invest in our card business as we enhance our mix of product at retail.”
For the third quarter of fiscal 2006, the Company is projecting earnings per share to be between 70 cents and 75 cents. This estimate would compare to income from continuing operations of 51 cents per share in the prior year’s third quarter. Included in the 51 cents of earnings per share were pretax costs of $37.8 million resulting from a plant closure, an overhead reduction program and a revised merchandising strategy.
Conference call on the Web
American Greetings will broadcast its conference call live on the Internet at 9:30 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Company, visit http://corporate.americangreetings.com .
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CONTACT:
Stephen J. Smith
VP, Treasurer and Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com
Certain statements in this release, including those under “Management Comments and Outlook,” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following: retail bankruptcies and consolidations; successful integration of acquisitions; successful transition of management; a weak retail environment; consumer acceptance of products as priced and marketed; the impact of technology on core product sales; competitive terms of sale offered to customers; successfully implementing supply chain improvements and achieving projected cost savings from those improvements; increases in the cost of material, energy and other production costs; the Company’s ability to comply with its debt covenants; fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; the timing and impact of new product introductions; escalation in the cost of providing employee health care; and the outcome of any legal claims known or unknown. Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.
In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

AMERICAN GREETINGS CORPORATION
SECOND QUARTER CONSOLIDATED STATEMENT OF INCOME
FISCAL YEAR ENDING FEBRUARY 28, 2006
(In thousands of dollars except share and per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2005	2004	2005	2004
Net sales	$387,556	$392,084	$830,832	$825,625

Costs and expenses:
Material, labor and other production costs	176,316	186,717	356,789	368,332
Selling, distribution and marketing	147,328	146,303	302,602	292,955
Administrative and general	58,970	57,505	122,098	121,642
Interest expense	8,587	9,163	18,269	61,857
Other income — net	(11,932)	(17,230)	(20,303)	(33,576)

Total costs and expenses	379,269	382,458	779,455	811,210

Income before income tax expense	8,287	9,626	51,377	14,415
Income tax expense	5,046	3,726	21,722	5,579

Income from continuing operations	3,241	5,900	29,655	8,836

Income from discontinued operations, net of tax	—	1,010	—	2,312

Net income	$3,241	$6,910	$29,655	$11,148

Earnings per share — basic:
Income from continuing operations	0.05	0.09	0.44	0.13
Income from discontinued operations	—	0.01	—	0.03

Net income	$0.05	$0.10	$0.44	$0.16

Earnings per share — assuming dilution:
Income from continuing operations	0.05	0.09	0.41	0.13
Income from discontinued operations	—	0.01	—	0.03

Net income	$0.05	$0.10	$0.41	$0.16

Average number of common shares outstanding	67,101,944	68,418,773	67,848,865	68,209,732

Average number of common shares outstanding - assuming dilution	67,913,912	69,265,799	81,240,972	69,057,063

Dividends declared per share	$0.08	$—	$0.16	$—

AMERICAN GREETINGS CORPORATION
SECOND QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION
FISCAL YEAR ENDING FEBRUARY 28, 2006
(In thousands of dollars)

	(Unaudited)
	August 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$163,807	$152,763
Short-term investments	208,750	—
Trade accounts receivable, net	172,020	232,054
Inventories	296,133	308,977
Deferred and refundable income taxes	176,265	152,143
Assets of businesses held for sale	—	40,390
Prepaid expenses and other	219,244	218,931

Total current assets	1,236,219	1,105,258
GOODWILL	260,276	231,886
OTHER ASSETS	603,757	628,619
Property, plant and equipment — at cost	976,308	992,348
Less accumulated depreciation	657,361	652,049

PROPERTY, PLANT AND EQUIPMENT — NET	318,947	340,299

	$2,419,199	$2,306,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$132,978	$150,513
Accrued liabilities	118,980	101,951
Accrued compensation and benefits	76,933	65,891
Income taxes	21,462	15,012
Liabilities of businesses held for sale	—	4,462
Other current liabilities	116,564	68,201

Total current liabilities	466,917	406,030
LONG-TERM DEBT	476,222	483,876
OTHER LIABILITIES	121,467	105,480
DEFERRED INCOME TAXES	37,077	27,427

SHAREHOLDERS’ EQUITY
Common shares — Class A	62,170	64,022
Common shares — Class B	4,221	4,603
Capital in excess of par value	391,174	348,474
Treasury stock	(536,249)	(435,107)
Accumulated other comprehensive income	12,853	10,325
Retained earnings	1,383,347	1,290,932

Total shareholders’ equity	1,317,516	1,283,249

	$2,419,199	$2,306,062

AMERICAN GREETINGS CORPORATION
SECOND QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS
FISCAL YEAR ENDING FEBRUARY 28, 2006
(In thousands of dollars)

	(Unaudited)
	Six Months Ended
	August 31,
	2005	2004
OPERATING ACTIVITIES:
Net income	$29,655	$11,148
Income from discontinued operations	—	2,312

Income from continuing operations	29,655	8,836
Adjustments to reconcile to net cash provided by operating activities:
Gain on sale of investment	—	(3,095)
Loss on sale of fixed assets	1,628	1,127
Loss on extinguishment of debt	863	39,056
Depreciation and amortization	28,426	28,321
Deferred income taxes	25,773	(5,787)
Other non-cash charges	1,749	1,038
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in trade accounts receivable	11,685	(238)
Increase in inventories	(75,697)	(72,229)
(Increase) decrease in other current assets	(17,865)	8,590
Decrease in deferred costs — net	52,774	71,006
(Decrease) increase in accounts payable and other liabilities	(29,901)	2,358
Other — net	4,580	2,672

Cash Provided by Operating Activities	33,670	81,655

INVESTING ACTIVITIES:
Property, plant & equipment additions	(18,780)	(15,019)
Proceeds from sale of fixed assets	7,369	115
Proceeds from sale of short-term investments	1,070,480	—
Purchases of short-term investments	(1,070,490)	—
Cash payments for business acquisitions	—	(3,894)
Investment in corporate owned life insurance	(2,219)	(2,861)
Other — net	(5,893)	19,783

Cash Used by Investing Activities	(19,533)	(1,876)

FINANCING ACTIVITIES:
Reduction of long-term debt	(10,782)	(216,417)
Sale of stock under benefit plans	21,302	18,739
Dividends to shareholders	(10,906)	—
Purchase of treasury shares	(98,026)	(9,363)

Cash Used by Financing Activities	(98,412)	(207,041)
Cash Used by Discontinued Operations	—	(2,789)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,185)	(2,636)

DECREASE IN CASH AND CASH EQUIVALENTS	(86,460)	(132,687)

Cash and Cash Equivalents at Beginning of Year	250,267	285,450

Cash and Cash Equivalents at End of Period	$163,807	$152,763